Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement No. 333-105866, No. 333-10815, No. 333-10817, No. 333-28269, No. 333-57653, and No. 332-89448 on Form S-8 of our reports dated March 10, 2006, relating to the financial statements and financial statement schedule of Rural Cellular Corporation and Subsidiaries (the “Company”), and management’s report of the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2005.
/s/ Deloitte & Touche LLP
Minneapolis, Minnesota
March 15, 2006